Exhibit 1.01 to Form SD

FITBIT, INC.
Conflict Minerals Report
For the Reporting Period January 1 to December 31, 2019

I.    Introduction

This is the Conflict Minerals Report (“report”) of Fitbit, Inc., a Delaware corporation (referred to together with our subsidiaries as “Fitbit,” “we,” or “our”), prepared in accordance with Rule 13p-1 (the “Rule”) under the Securities and Exchange Act of 1934. The Rule and the accompanying Form SD implement disclosure requirements related to “conflict minerals,” defined as cassiterite, columbite-tantalite (coltan), and wolframite (or their derivatives tin, tantalum, and tungsten), as well as gold (commonly referred to as “3TG”). The disclosure requirements call for a description of the measures taken to ascertain whether the 3TG: (a) originated in the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”), and (b) financed or benefited armed groups in any of the Covered Countries.

This report pertains to our products manufactured from January 1 through December 31, 2019 for which any 3TG are necessary to the functionality or production of the products (referred to as “necessary 3TG”). As provided under the Rule, we conducted in good faith a reasonable country of origin inquiry to determine the scope of necessary 3TG used in our products manufactured in 2019, as well as due diligence on the origin, source, and chain of custody of such 3TG.

Statements in this report are based on information available as of April 11, 2020. Factors that could affect the accuracy of these statements include, but are not limited to: (a) incomplete or inaccurate data provided by our suppliers, and (b) incomplete or inaccurate information concerning the smelters and/or refiners in our supply chain that process 3TG (collectively, “smelters”), such as with respect to their conformance to an industry certification or lack thereof.

II.    Product Overview

Fitbit is a technology company focused on delivering health solutions that impact health outcomes. The Fitbit platform combines wearable devices with software and services to give our users tools to help them reach their health and fitness goals, augmented by general purpose features that add further utility and drive user engagement. Our wearable devices, which include health and fitness trackers and smartwatches, enable our users to view data about their daily activity, exercise, and sleep in real time. Our software and services, which include an online dashboard and mobile apps, provide our users with data analytics, motivational and social tools, and virtual coaching through customized fitness plans and interactive workouts.

Usage of 3TG is common in the electronics and related industries in light of their physical properties that make them well-suited for a variety of applications. We have determined that substantially all of our hardware products manufactured in 2019 (“in-scope products”) contain 3TG that is necessary to the production or functionality of the product.

III.    Supply Chain Overview

We are committed to the responsible manufacturing of our products, and we aim to only work with business partners that share our philosophy. An important part of our dedication to operate as a responsible corporate citizen is seeking to assure that the minerals used in our products come from sources that operate responsibly and do not finance armed conflict. We work to advance responsible mineral sourcing in our upstream supply chain through our policies and due diligence practices.

We outsource manufacturing to several contract manufacturers that produce our products in their facilities, which are primarily located in Asia. The components used are sourced either directly by us, or on our behalf by our contract manufacturers, from a variety of component suppliers that are jointly selected by us and the manufacturers.

We are multiple steps removed in the supply chain from the mining of any 3TG, and we do not directly procure minerals from the smelters that process them. The smelters are consolidating points for 3TG and are therefore in the best position in the total supply chain to know the origin of the minerals. We rely on our in-scope suppliers to provide information about their sourcing of any 3TG contained in items they sell to us or to our contract manufacturers for use in our products, including the smelters from which they obtain 3TG directly or indirectly.

IV.    Alignment with Existing Conflict Minerals Industry Initiatives

Fitbit has been a member of the Responsible Materials Initiative (“RMI”) since 2017. The RMI is a widely-recognized resource for companies addressing responsible mineral sourcing in their supply chains. We have adopted the RMI’s standard industry tools and templates, including the Conflict Minerals Reporting Template (“CMRT”) and the Responsible Minerals Assurance Process (“RMAP”). The CMRT is a data collection tool designed to enable our in-scope suppliers to investigate, determine, and disclose the identity of the smelters that are in their supply chains. The RMAP is a standardized audit protocol for smelters that assesses management systems for responsible sourcing and also determines country of origin of the minerals processed. The RMI publishes online a list of smelters that meet the requirements of the RMAP audit standards or an equivalent cross-recognized assessment.

3TG are obtained from sources worldwide, and our desire is not to eliminate those originating in the Covered Countries, but rather to obtain these minerals from sources that do not directly or indirectly finance or benefit armed groups in the Covered Countries. We believe that it is important for us and other companies to support responsible in-region mineral sourcing from the Covered Countries in order to avoid negatively affecting the economies of such countries.

V.    Conflict Minerals Analysis and Reasonable Country of Origin Inquiry (“RCOI”)

As provided under the Rule, we conducted an RCOI in good faith that we believed was reasonably designed to determine whether any of the necessary 3TG in our in-scope products originated in a Covered Country or were from recycled or scrap sources. We compiled a list of our contract manufacturers of such products, as well as their suppliers who provided components that could potentially contain 3TG, which are collectively referred to in this report as “in-scope suppliers.” We had a total of 93 in-scope suppliers for the 2019 reporting period. Working with Source Intelligence, our service provider with expertise in supplier engagement, we requested in-scope suppliers to provide us with information regarding their supply chain using the CMRT published by the RMI. The CMRT included questions about the smelters that provided 3TG used in our products, including country of location and whether the smelters sourced from a mine located in a Covered Country.

All 93 of our in-scope suppliers returned their CMRTs. Of these, 76 reported that one or more 3TG were in products supplied to us. Based on our RCOI, we determined we had insufficient information to conclude either that all of the 3TG contained in our products did not originate in the Covered Countries, or that it did come from recycled or scrap sources. We therefore undertook due diligence with respect to the source and chain of custody of the necessary 3TG in our products as described further below, and we are filing our Form SD and this report as an exhibit thereto as provided in the Rule.

VI.    Design of Due Diligence Measures

For supply chains that include smelters that are known to be, or may be, sourcing from the DRC, the Rule requires additional investigation to determine the source and chain-of-custody of the regulated metals. In addition to our RCOI, we therefore undertook due diligence with respect to the necessary 3TG in our products. Our due diligence program is based on the five-step framework established by the Organisation for Economic Co-operation and Development (“OECD”) and set forth in its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements on tin, tantalum, tungsten and gold (the “OECD Guidance”), specifically as it relates to our position in the minerals supply chain as a downstream purchaser.

VII.    Due Diligence Measures Performed by Fitbit

Summarized below are the components of our due diligence program and the measures performed in accordance with the OECD Guidance and the Rule:

OECD Guidance Step #1: Establish Strong Company Management Systems

•We maintain a “Conflict Minerals Policy” and a “Supplier Code of Conduct” that set forth (a) our commitment to complying with the Rule, (b) our expectations of in-scope suppliers regarding their support of our compliance activities, and (c) our policies and practices with respect to the engagement of suppliers and the implementation of risk mitigation measures. The Conflict Minerals Policy and Supplier Code of Conduct can be found on our website at https://www.fitbit.com/legal under “Business Ethics and Social Responsibility.”

•Our sourcing organization manages and implements our due diligence on the source and chain of custody of necessary conflict minerals. To the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these are addressed first by the responsible individuals within the sourcing organization and the legal department, and then by senior management as appropriate.

•An overview of the due diligence process and findings is presented to the Audit Committee of our Board of Directors on an annual basis. Our legal department, together with the sourcing organization, prepares the Form SD and this report. Prior to being filed, the Form SD and this report are reviewed by the Vice President, Global Supplier Management and New Product Introduction.

•The sourcing and legal staff responsible for conflict minerals compliance are required to be familiar with the Fitbit Conflict Minerals Policy and Supplier Code of Conduct, as well as our conflict minerals-related processes and procedures.

•Records of material conflict minerals-related documentation are maintained electronically for a period of five (5) years from the date of creation.

•Our existing in-scope suppliers have been provided with copies of the Conflict Minerals Policy and the Supplier Code of Conduct, and new in-scope suppliers will be provided with copies as part of our standard supplier onboarding process. In addition, our form manufacturing agreement requires contract manufacturers to comply with the Supplier Code of Conduct, which contains a provision on the responsible sourcing of 3TG that does not benefit armed groups, and to cooperate with us in providing the information required by the CMRT.

•We have in place a process designed to provide a confidential or anonymous avenue of communication for reporting violations of (a) our Code of Conduct and Ethics, Conflicts Mineral Policy, or Supplier Code of Conduct, and (b) applicable law, including disclosures in reports filed with the SEC and other public disclosures that are not complete and accurate. The whistleblower process includes and encompasses the reporting of improper activities in connection with the preparation of our Form SD and this report, pursuant to the Rule and our Conflict Minerals Policy.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•We require that in-scope suppliers complete the CMRT published by the RMI concerning their use and sourcing of 3TG, including the identity of 3TG smelters in their supply chain. The CMRT is designed to provide us with sufficient information regarding our in-scope suppliers’ practices to enable us to comply with our requirements under the Rule.

•Our sourcing organization works with our compliance service provider to collect and analyze supplier information provided in the CMRTs.

•Supplier responses were evaluated and, if quality control issues were found, suppliers were contacted up to three times by our vendor’s platform and asked to provide corrected or additional information.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•If, on the basis of red flags that are identified as a result of either (a) the supplier data acquisition or engagement processes, or (b) the receipt of information from other sources, we determine that there is a reasonable risk that a supplier is sourcing 3TG that are directly or indirectly financing or benefiting armed groups, we will enforce the Conflict Minerals Policy and the Supplier Code of Conduct by means of a series of escalations.

•Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream in-scope suppliers), to our disengagement from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the
Supply Chain

•As a member of the RMI since 2017, we rely on the third-party audits obtained by RMI and the related information published on RMI’s member website given that we do not have a direct relationship with smelters that process 3TG present in our products.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

•As provided in the Rule, we are filing a Form SD and this report as an exhibit thereto for the 2019 calendar year reporting period. The Form SD and this report are also available on our website at http://investor.fitbit.com/financials/sec-filings/.

VIII.    Due Diligence Results

As noted above, all 93 of our in-scope suppliers returned CMRTs, and 76 (or 82%) indicated that one or more necessary 3TG were in products they provided directly or indirectly to Fitbit. These 76 suppliers identified the names of 346 smelters from which they sourced 3TG directly or indirectly. Of the 346 smelters identified by our in-scope suppliers, 50 of these have not been operating for at least one year according to the RMI data available to members, leaving 296 known and active smelters.

We then evaluated the 296 smelters to determine which of these are certified as “conformant” by RMI because they are: (a) conformant with the RMAP assessment protocols, (b) accredited as gold Good Delivery refiners on the London Bullion Market Association’s Good Delivery listing, and/or (c) certified against the Responsible Jewellery Council’s Chain of Custody Standard. We identified 233 smelters as conformant and an additional five that are considered “active” due to pending certification in accordance with RMAP.

With respect to the remaining 58 smelters, we were not able to determine with certainty whether or not any of the necessary 3TG contained in our in-scope products originated in a Covered Country. We have no knowledge that any of such 3TG directly or indirectly financed or benefitted armed groups in the Covered Countries, although we make no assertion that any of our products are “DRC conflict free” as defined in the Rule.

IX.    Steps to Improve Due Diligence

We intend to take the following steps to improve our due diligence efforts:

•Engage with those suppliers who reported in their CMRTs entities not known to be operational smelters according to RMI;

•Support the development of supplier capabilities to perform conflict minerals-related due diligence by the implementation of risk mitigation measures, as appropriate;

•Encourage suppliers to only source 3TG from smelters that are certified by RMI as conformant and request an action plan;

•Provide ongoing training regarding emerging best practices and other relevant topics to supply chain and legal staff responsible for conflict minerals compliance;

•Participate in RMI’s Smelter Engagement Team working group, joining with industry stakeholders to improve the identification of smelters in the supply chain; and

•Continue to be a member of the RMI and contribute to meetings and initiatives to improve responsible minerals sourcing collectively with other stakeholders.

FORWARD LOOKING STATEMENTS
This report contains forward-looking statements that reflect our expectations or assumptions about the future, including those pertaining to compliance processes and due diligence improvements. These forward-looking statements are based on current assumptions or expectations that are subject to risks and uncertainties that could cause actual events to differ materially from those expressed or implied by the statements, including, without limitation, uncertainties regarding (a) whether industry organizations and initiatives, and the protocols and tools that they provide, remain effective as a source of external support in the conflict minerals compliance process, and (b) changes in applicable laws and regulations.

NO INCORPORATION BY REFERENCE

References to our website and information available through the website are not incorporated into this report.